SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                      CHINA MINERAL ACQUISITION CORPORATION
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
                         (Title of Class of Securities)

                                    1694EQ106
                                    1694EQ205
                                    1694EQ114

                                 (CUSIP Numbers)

                                October 20, 2005
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G

CUSIP Nos. 1694EQ106                                              PAGE 2 OF 14
           1694EQ205
           1694EQ114
------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      North Pole Capital Master Fund
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a) [ ]
                                                              (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                          Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                          -0-
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                          -465,900-
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                          -0-
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                          -465,900-
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                          -465,900-
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                          -8.8%-
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                  CO
------------------------------------------------------------------------------

Schedule 13G

CUSIP Nos. 1694EQ106                                              PAGE 3 OF 14
           1694EQ205
           1694EQ114

(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Paul Sabourin
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a)  [ ]
                                                            (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                          Toronto, Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                          -0-
SHARES
                           ---------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                          -465,900-
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                          -0-
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                          -465,900-
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                          -465,900-
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                 [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  -8.8%-
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                  IN

Schedule 13G

CUSIP Nos. 1694EQ106                                             PAGE 4 OF 14
           1694EQ205
           1694EQ114
------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      John Paul Cahill
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)  [ ]
                                                                (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                          Toronto, Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                          -0-
SHARES
                           ---------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                          -465,900-
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                          -0-
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                          -465,900-

------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                          -465,900-
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                          -8.8%-
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                          IN

Schedule 13G

CUSIP Nos. 1694EQ106                                           PAGE 5 OF 14
           1694EQ205
           1694EQ114

(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Kamran Siddiqui
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                             (a)  [ ]
                                                             (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                          Toronto, Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                          -0-
SHARES
                           ---------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                          -465,900-
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                          -0-
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                          -465,900-
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                          -465,900-
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                          -8.8%-
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                          IN

Schedule 13G

CUSIP Nos. 1694EQ106                                             PAGE 6 OF 14
           1694EQ205
           1694EQ114
------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Polar Securities Inc.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                          Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                          -0-
SHARES
                           ---------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                          -465,900-
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                          -0-
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                          -465,900-
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                          -465,900-
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                          -8.8%-
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                          CO
------------------------------------------------------------------------------

Schedule 13G

CUSIP Nos. 1694EQ106                                             PAGE 7 OF 14
           1694EQ205
           1694EQ114


ITEM 1(a).        NAME OF ISSUER:

                  China Mineral Acquisition Corporation (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  c/o Loeb & Loeb LLP
                  345 Park Avenue
                  New York, New York 10154

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) North Pole Capital Master Fund, a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G directly owned by it.

                  (ii) Polar Securities Inc. ("Polar"), a company incorporated under the laws of Ontario, Canada, with respect to the Shares reported in this Schedule 13G held by certain investment funds under its management.

                  (iii) Paul Sabourin is the Chief Executive Officer and Chief Investment Officer of Polar with respect to the Shares reported in this Schedule 13G held by certain investment funds managed by Polar.

                  (iv) John Paul Cahill is a trader for Polar and exercises investment discretion with respect to certain investment funds managed by Polar with respect to the Shares reported in this Schedule 13G held by certain investment funds managed by Polar.

                  (v) Kamran Siddiqui is a portfolio manager for Polar and exercises investment discretion with respect to certain investment funds managed by Polar with respect to the Shares reported in this Schedule 13G held by certain investment funds managed by Polar.

The citizenship of North Pole Capital Master Fund and Polar Securities Inc. is set forth above. Paul Sabourin, John Paul Cahill and Kamran Siddiqui are all Canadian citizens.

The address of the principal business office of North Pole Capital Master Fund is North Pole Capital Master Fund, c/o Polar Securities Inc., 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada. The address of the principal business office of Polar Securities Inc. is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

Schedule 13G

CUSIP Nos. 1694EQ106                                            PAGE 8 OF 14
           1694EQ205
           1694EQ114

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $0.0001 Par Value
ITEM 2(e).  CUSIP NUMBERS:    1694EQ106
                              1694EQ205
                              1694EQ114

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a) [ ]    Broker or dealer registered under Section 15 of the Act;

             (b) [ ]    Bank as defined in Section 3(a)(6) of the Act;

             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

             (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

             (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:
                        see Rule 13d-1(b)(1)(ii)(E);

             (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

             (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

             (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

             (i) [ ]    Church Plan that is excluded from the
                        definition of an investment company under
                        Section 3(c)(14) of the Investment Company Act of 1940;

             (j) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G

CUSIP Nos.  1694EQ106                                             PAGE 9 OF 14
            1694EQ205
            1694EQ114


ITEM 4.   OWNERSHIP.

         Polar Securities Inc. serves as the investment manager to North Pole Capital Master Fund with respect to which it has voting and dispositive authority over some of the Shares reported in this Schedule 13G. Mr. Paul Sabourin is the Chief Executive Officer and Chief Investment Officer of Polar Securities Inc. As such, Mr. Sabourin may be deemed to have direct beneficial ownership of the Shares reported in this Schedule 13G. John Paul Cahill serves as a trader for Polar Securities, Inc. and has discretionary authority over the investments of North Pole Capital Master Fund. In this capacity, Mr. Cahill may be deemed to have indirect beneficial ownership of the Shares reported in this
Schedule 13G. Kamran Siddiqui serves as a portfolio manager for Polar Securities Inc. and has discretionary authority over the investments of North Pole Capital Master Fund. In this capacity, Mr. Siddiqui may be deemed to have indirect beneficial ownership of the Shares reported in this Schedule 13G.

         Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

          A.  North Pole Capital Master Fund
              (a)  Amount beneficially owned: 465,900

              (b)  Percent of class: 8.8%

              (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote: 0 Shares.

                   (ii) shared power to vote or to direct the vote: 465,900 Shares.

                  (iii)  sole power to dispose or to direct the disposition of:
                         0 Shares.

                   (iv) shared power to dispose or to direct the disposition of: 465,900 Shares.

          B.  Paul Sabourin
              (a)  Amount beneficially owned: 465,900

              (b)  Percent of class: 8.8%

              (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote: 0 Shares.

                   (ii) shared power to vote or to direct the vote: 465,900 Shares.

CUSIP Nos.  1694EQ106                                           PAGE 10 OF 14
            1694EQ205
            1694EQ114

                  (iii) sole power to dispose or to direct the disposition of: 0 Shares.

                   (iv) shared power to dispose or to direct the disposition of: 465,900 Shares.

          C.  John Paul Cahill
              (a)  Amount beneficially owned: 465,900

              (b)  Percent of class: 8.8%

              (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote: 0 Shares.

                   (ii) shared power to vote or to direct the vote: 465,900 Shares.

                  (iii) sole power to dispose or to direct the disposition of: 0 Shares.

                   (iv) shared power to dispose or to direct the disposition of: 465,900 Shares.

          D.  Kamran Siddiqui
              (a)  Amount beneficially owned: 465,900

              (b)  Percent of class: 8.8%

              (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote: 0 Shares.

                   (ii) shared power to vote or to direct the vote: 465,900 Shares.

                  (iii) sole power to dispose or to direct the disposition of: 0 Shares.

                   (iv) shared power to dispose or to direct the disposition of: 465,900 Shares.

Schedule 13G

CUSIP Nos.  1694EQ106                                          PAGE 11 OF 14
            1694EQ205
            1694EQ114


          E.  Polar Securities Inc.
              (a)  Amount beneficially owned: 465,900

              (b)  Percent of class: 8.8%

              (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote: 0 Shares.

                   (ii) shared power to vote or to direct the vote: 465,900 Shares.

                  (iii) sole power to dispose or to direct the disposition of: 0 Shares.

                   (iv) shared power to dispose or to direct the disposition of: 465,900 Shares.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

Schedule 13G

CUSIP Nos.  1694EQ106                                          PAGE 12 OF 14
            1694EQ205
            1694EQ114


         By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G

CUSIP Nos.  1694EQ106                                           PAGE 13 OF 14
            1694EQ205
            1694EQ114


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  October 20, 2005                     North Pole Capital Master Fund
                                             By: Polar Securities Inc.
                                             /s/ Paul Sabourin
                                             -----------------------------------
                                             Paul Sabourin
                                             Chief Executive Officer

                                             Polar Securities Inc.
                                             /s/ Paul Sabourin
                                             -----------------------------------
                                             Paul Sabourin
                                             Chief Executive Officer

                                             /s/ Paul Sabourin
                                             -----------------------------------
                                             Paul Sabourin

                                             /s/ John Paul Cahill
                                             -----------------------------------
                                             John Paul Cahill

                                             /s/ Kamran Siddiqui
                                             -----------------------------------
                                             Kamran Siddiqui

Schedule 13G

CUSIP Nos.  1694EQ106                                          PAGE 14 OF 14
            1694EQ205
            1694EQ114


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  October 20, 2005                   North Pole Capital Master Fund
                                           By: Polar Securities Inc.
                                           /s/ Paul Sabourin
                                           -----------------------------------
                                           Paul Sabourin
                                           Chief Executive Officer

                                           Polar Securities Inc.
                                           /s/ Paul Sabourin
                                           -----------------------------------
                                           Paul Sabourin
                                           Chief Executive Officer

                                           /s/ Paul Sabourin
                                           -----------------------------------
                                           Paul Sabourin

                                           /s/ John Paul Cahill
                                           -----------------------------------
                                           John Paul Cahill

                                           /s/ Kamran Siddiqui
                                           ------------------------------------
                                           Kamran Siddiqui